Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Senesco Technologies, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2007, on the financial statements of Senesco Technologies, Inc. as of June 30, 2007 and for each of two years in the period ended June 30, 2007 and the cumulative amounts for the period from July 1, 1998 (inception) to June 30, 2007, which appear in the June 30, 2008 Annual Report on form 10-K of Senesco Technologies, Inc.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 17, 2009